Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-141009 and 333-132530 on Form S-3 and Registration Statement No. 333-122637 on Form S-8 of our report dated March 9, 2011 relating to the consolidated financial statements and financial statement schedules of American Reprographics Company, and the effectiveness of American Reprographics Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Reprographics Company for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 9, 2011